Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

March 25, 2015 and the Prospectus dated September 19, 2012

Registration Statement No. 333-183969

Dated: March 25, 2015

FRANKLIN RESOURCES, INC.

US$400,000,000 2.850% Notes due 2025

FINAL PRICING TERM SHEET

March 25, 2015

Issuer:	Franklin Resources, Inc.

Type:	SEC Registered

Ratings:	A1 (Stable) by Moody’s Investors Service, Inc.

AA- (Stable) by Standard & Poor’s Ratings Services

Trade Date:	March 25, 2015

Settlement Date:	March 30, 2015 (T+3 days)

Securities:	2.850% Notes due 2025

Size:	US $400,000,000

Maturity Date:	March 30, 2025

Semi-Annual Coupon:	2.850%

Interest Payment Dates:	March 30 and September 30, commencing September 30, 2015

Price to Public:	99.827%

Benchmark Treasury:	2.00% due February 15, 2025

Benchmark Treasury Price & Yield:	100-23 / 1.920%

Spread to Benchmark Treasury:	+ 95 bps

Yield:	2.870%

Make-Whole Call:	T + 15 bps

Day Count:	30/360

Minimum Denomination / Multiples:	$2,000 / $1,000

CUSIP:	354613 AK7

ISIN:	US354613AK71

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Co-Managers:	HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

UBS Securities LLC

This communication is intended for the sole use of the person to whom it is provided by the issuer.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, at 1- 800-831-9146.

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